Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "THE ARENA GROUP HOLDINGS, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JULY, A.D. 2022, AT 3:05 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

2242654 8100
SR# 20223016664

Authentication: 203957725
Date: 07-19-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:05 PM 07/18/2022
FILED 03:05 PM 07/18/2022
SR 20223016664 - File Number 2242654

CERTIFICATE OF ELIMINATION
OF
SERIES L
OF
THE ARENA GROUP HOLDINGS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The Arena Group Holdings, Inc., a Delaware corporation (the "Corporation"), certifies as follows:

1. The Corporation created a series of preferred stock of the Corporation by previously filing a Certificate of Designation of Preferences, Rights and Limitations of **Series L Junior Participating Preferred Stock** (the "Certificate of Designation") with the Secretary of State of the State of Delaware (the "Secretary of State") on **May 4, 2021**.

2. The Certificate of Designation authorized the issuance of **600,000** shares of preferred stock of the Corporation, par value of $0.01 per share, designated as **Series L** (the "**Series L Preferred Stock**").

3. This Certificate of Elimination is being filed in connection with the Corporation's termination of that certain Amended and Restated Rights Agreement entered into by and between the Corporation and American Stock Transfer & Trust Company, LLC, dated as of May 3, 2022 (the "**Rights Agreement**").

4. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions:

> **NOW, THEREFORE, BE IT RESOLVED**, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State a Certificate of Elimination containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Corporation's Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation related to the **Series L Preferred Stock**.
>
> **FURTHER RESOLVED**, that the **Series L Preferred Stock** of the Corporation was authorized solely in connection with the Rights Agreement, none of the authorized shares of **Series L Preferred Stock** are outstanding, and none of the authorized shares of **Series L Preferred Stock** will be issued prior to the filing of the Certificate of Elimination with the Secretary of State.
>
> **FURTHER RESOLVED**, that the authorized officers be, and each of them with full power to act without the other is, hereby authorized, directed, and empowered, in the name and on behalf of the Corporation, (i) to execute the Certificate of

Elimination, (ii) to cause the Certificate of Elimination, when duly executed, to be filed with the Secretary of State, and (iii) to do all such other acts and things and to execute and deliver all such other documents as the authorized officers or either of them may deem necessary or desirable to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

5. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all references to the **Series L Preferred Stock** in the Corporation's Amended and Restated Certificate of Incorporation, as amended, are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of common stock of the Corporation.

[*Signature on following page*]

The Corporation has caused this Certificate of Elimination to be duly executed as of the 15th day of July, 2022.

THE ARENA GROUP HOLDINGS, INC.

DocuSigned by:

By: Doug Smith

175A4F6D1AF0437...

Name: Douglas B. Smith

Its: Chief Financial Officer & Secretary